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                                                  Exhibit 10 (a)

                  THE ST. PAUL COMPANIES, INC.
                      385 Washington Street
                   St. Paul, Minnesota  55102



As of October 10, 2001

Jay S. Fishman
333 Hillcrest Road
Englewood, NJ  07631

Dear Jay:

          I am writing this letter on behalf of the Board of Directors (the "Board") of The St. Paul Companies, Inc. (the
"Company") to confirm the terms and conditions of your employment with the Company.

          1. Term of Employment. Your employment will commence as promptly as practicable, but in any event no later than October 22, 2001 (the "Effective Date") and, subject to termination as provided in Section 9, shall end on the fifth anniversary of the Effective Date; provided that on each anniversary of the Effective Date, beginning on the fourth anniversary of the Effective Date, the term of your employment will automatically be extended by an additional year unless the Company or you give the other party written notice, at least 30 days prior to the applicable anniversary of the Effective Date, that he or it does not want the term to be so extended. Such employment period, as extended, shall hereinafter be referred to as the "Term."

          2.   Title and Duties.
               ----------------
          (a) Position. During the Term, you will serve as Chairman of the Board and Chief Executive Officer of the Company and will have such duties and responsibilities and power and authority as those normally associated with such position in public companies of a similar stature, plus any additional duties, responsibilities and/or power and authority assigned to you by the Board which are consistent with your position as Chairman of the Board and Chief Executive Officer of the Company. You shall report solely and directly to the Board and all other executives shall report to you.

          (b) Board and Committees. During the Term, the Company shall use its best efforts to cause you to be nominated for and elected to the Board, as well as to all standing committees of the Board (other than the Audit Committee and the Personnel & Compensation Committee), including the Governance Committee, the Executive Committee and the Finance Committee, (together with any successor committees performing a similar function, the "Required Committees").

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          (c)  Outside Interests.  Nothing contained herein shall
     preclude you from (i) serving on the board of directors of any business corporation; (ii) serving on the board of, or working for any charitable or community organization, or (iii) pursuing your personal financial and legal affairs, so long as the foregoing activities, individually or collectively, do not materially interfere with the performance of your duties hereunder and do not violate the provisions of Section 12(b) hereof.


          3. Base Salary. During the Term, the Company will pay you a minimum base salary at the annual rate of $1,000,000 (the "Base
Salary"), payable in accordance with the Company's payroll practices. The Personnel & Compensation Committee (the
"Committee") of the Board will review your Base Salary annually and may, in its sole discretion, increase the Base Salary based on your performance and the Company's performance.


         4.   Bonus.
              -----
          (a) Annual. During the Term, you will be eligible to receive an annual bonus (the "Annual Bonus") pursuant to the Company's annual incentive plan, with a target bonus opportunity of one hundred percent (100%) of Base Salary (the "Target Bonus") and a maximum bonus opportunity of two hundred percent (200%) of Target Bonus; provided, however, that (i) you will be entitled to receive a minimum Annual Bonus for calendar year 2001, equal to the result of multiplying (A) the Target Bonus by (B) a fraction equal to the result of dividing the number of days in 2001 during the Term by 365 and (ii) your minimum Annual Bonus in 2002 will be not less than the Target Bonus. The performance objectives for your Annual Bonus will be determined by the Committee in consultation with you as promptly as practicable after the Effective Date, but shall nevertheless be consistent with the performance objectives set for other senior executives of the Company.

          (b) Special Bonus. Within two business days of the Effective Date of this Letter Agreement, the Company shall pay you an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000).

         5. Annual Option Grant. In February 2003 and in each calendar year of the Term thereafter, you will receive a stock option grant (the "Annual Option Grant") with a then present value
(based on a Black-Scholes valuation) equal to 250% of the sum of your Target Bonus and Base Salary for the immediately preceding year. Subject to the specific terms of this Letter Agreement, the terms and conditions of your Annual Option Grant will provide for four year vesting in equal installments and will otherwise be determined in accordance with the Company's Amended and Restated
1994 Stock Incentive Plan as it exists on the date hereof or amended in any respect that is not materially unfavorable to you, or any successor plan to the extent not materially less favorable to you (the "1994 Stock Plan"), and the Company's policy governing similar awards to other senior executives as in effect from time to time. Any portion


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of an Annual Option Grant that is not fully vested will become fully vested upon the occurrence of a Change in Control (as defined below), upon termination of your employment due to death or Disability (as defined below), or in the event you terminate your employment for Good Reason (as defined below) or are terminated by the Company without Cause (as defined below).


         6. Initial Stock Option Grant. On the date of this Letter Agreement, you will receive a stock option grant (the "Initial Option Grant") pursuant to the terms of the 1994 Stock Plan, to purchase 1,500,000 shares of the Company's common stock at an exercise price equal to the closing price of the Company's common stock on the date prior to the date of this Letter Agreement, which options shall be exercisable for a period of ten years following the Effective Date. The Initial Option Grant will vest in equal installments over a four year period in accordance with the 1994 Stock Plan as long as you are still employed by the Company on each such date. Any portion of Initial Option Grant that is not fully vested will become fully vested upon the occurrence of a Change in Control, upon termination of your employment due to death or Disability, or in the event you terminate your employment for Good Reason or are terminated by the Company without Cause.


         7. Stock Grant. As of the Effective Date, you will be granted 145,000 shares of common stock of the Company (the "Initial Stock
Grant") under the 1994 Stock Plan. Of such shares, (i) 22% shall vest on January 1, 2002. (ii) 26% shall vest on February 1, 2002,
(iii) 41% shall vest on November 1, 2002, and (iv) 11% shall vest on January 1, 2003. Any portion of the Initial Stock Grant that is not fully vested will become fully vested upon the occurrence of a Change in Control, upon termination of your employment due to death or Disability, or in the event you terminate your employment for Good Reason or are terminated by the Company without Cause.


          8.   Other Benefits.
               --------------
          (a) Employee Benefits. You will be eligible to participate in the employee benefit plans, programs and arrangements maintained by the Company, on terms and conditions that are no less favorable than those applicable to any other senior executive of the Company. In connection therewith you will receive four years of service credit as of the Effective Date under all such plans, programs and arrangements (except with respect to any tax-qualified or stock-based plans, programs and arrangements). The Company will waive any waiting periods or similar requirements for all medical, dental and other health plans.

         (b) Vacation. You will be entitled to four (4) weeks paid vacation per calendar year in accordance with the Company's vacation policy as in effect from time to time.

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         (c)  Moving Expenses.  The Company will reimburse you (and gross you up for any income taxes incurred by you as a result of such reimbursement) for the costs and expenses reasonably incurred by you to move to the St. Paul, Minnesota area (including temporary living expenses until you acquire a residence). If you are terminated without Cause or you terminate your employment for Good Reason, the Company will acquire such residence for its then fair market value.

         (d) Legal and Other Fees. The Company will reimburse you for reasonable legal and other professional fees and out-of-pocket expenses incurred by you in connection with the preparation and negotiation of this Letter Agreement.

         (e) Transportation. You shall be required for security purposes to use the Company aircraft for all business travel and personal travel; provided, however, that if you use the aircraft for international personal travel you will compensate the Company for such use at the then applicable first class rate. The Company will provide you with other transportation on a basis consistent with that customarily provided to executives of a similar stature and will gross you up for any income taxes incurred by you as a result of the provision of such other transportation. The Company will also gross you up for any income taxes incurred by you as a result of any imputation of income in connection with the use of the aircraft for business travel between the New Jersey region and St. Paul and the New Jersey region and Baltimore.

         (f) Reimbursements. The Company shall reimburse you for all reasonable expenses and disbursements in carrying out your duties and responsibilities under this Letter Agreement in accordance with Company policy for senior executives as in effect from time to time.

         (g) Professional Fees. The Company shall reimburse you for all reasonable financial planning and tax preparation expenses up to $25,000 annually.


          9.   Termination of Employment.
               -------------------------
         (a) Resignation for Good Reason or Termination Without Cause. If you terminate your employment for Good Reason (as defined below) or you are terminated by the Company without Cause (as defined below), you will receive, immediately upon the effectiveness of any such termination, a lump sum cash payment equal to the sum of (i) any earned but unpaid Base Salary or other amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with the Company's otherwise applicable employee benefit plans or programs) accrued or owing through the date of termination, and
     (ii) three times the sum of your (A) then Base Salary and (B) the greater of your then Target Bonus and Annual Bonus for the immediately preceding year (or prior to the determination of your Annual Bonus in respect of 2002, the applicable

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     maximum Annual Bonus), provided that you execute a release substantially in the form attached hereto as Exhibit A concurrently with such payment. In addition to the foregoing lump sum payment, (i) the Company will continue your participation in the Company's medical and dental plans (or if you are ineligible to continue to participate under the terms thereof, in substitute programs adopted by the Company providing substantially comparable benefits), but only until, in the case of such medical and dental plans, the earlier of three years following the date of such termination of employment and the date on which you become covered by a similar plan maintained by any subsequent employer, and (ii) all unvested options and restricted stock, as well as any other stock awards granted pursuant to this Letter Agreement (or otherwise granted by the Company) shall fully vest as of the effectiveness of such termination date and, along with previously vested options, shall remain exercisable (as if you had remained in your initial position with the Company throughout such term) for the lesser of
     (i) five years and (ii) the remainder of the full term of such options.

         (b)  Termination Other than for Good Reason or for Cause.
     If you terminate your employment other than for Good Reason or if your employment is terminated by the Company for Cause, you will receive no further payments, compensation or benefits under this Letter Agreement, except you will be eligible to receive, immediately upon the effectiveness of such termination, amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with the Company's otherwise applicable employee benefit plans or programs) accrued or owing prior to the effectiveness of your termination and such compensation or benefits that have been earned and will become payable without regard to future services. In addition, if your employment is terminated by you other than for Good Reason, any vested options then outstanding shall remain exercisable for 30 days after such termination (although no further options shall vest during such additional 30 day period); provided that an option shall not otherwise be extended beyond the stated term of such option.

         (c) Disability or Death. If your employment terminates by reason of death or Disability, you or your beneficiaries will receive (i) a prorata portion of your Base Salary and Target Bonus for the year, calculated by multiplying your annual Base Salary and Target Bonus by a fraction, the numerator of which is the number of days in the year elapsed prior to such death or Disability and the denominator of which is 365, and (ii) all other unpaid amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with the Company's otherwise applicable employee benefit plans or programs) accrued or owing prior to the effectiveness of such termination. In addition, all unvested options, restricted stock and other stock awards shall immediately vest and, along with previously vested options, shall remain exercisable (as if you had remained in your initial position with the Company throughout such term) for (x) three years, in the case of termination due to Disability and (y) one year, in the case of termination due to death (provided that an option shall not otherwise be extended beyond the stated term of such option).


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For purposes of this Letter Agreement, "Cause" means (i) your willful and continued failure to substantially perform your duties hereunder; (ii) your conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; or (iii) your engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with your position with the Company or other willful act that materially damages the reputation of the Company; provided, however, no such act, omission or event shall be treated as "Cause" under this Agreement unless (A) you have been provided a detailed, written statement of the basis for the Company's belief that such act, omission or event constitutes "Cause" and an opportunity to meet with the Board (together with your counsel if you choose to have your counsel present at such meeting) after you have had a reasonable period in which to review such statement and if the allegation is made under subsection (i) or (iii) above, have had at least a thirty (30) day period to take corrective action and
(B) the Board after such meeting (if you meet with the Board) and after the end of such thirty (30) day correction period determines reasonably and in good faith and by the affirmative vote of at least two thirds of the members of the Board then in office at a meeting called and held for such purpose that "Cause" continues to exist under this Agreement. For purposes of this Section, no act or failure to act will be considered "willful" unless it is done, or omitted to be done, in bad faith and without reasonable belief that the action was in the best interest of the Company.

For purposes of the Letter Agreement, "Good Reason" means (i) the Company reduces your Base Salary or your Target Bonus or your maximum bonus or reduces the value of your Annual Option Grant without your express written consent; (ii) (A) the Board fails to elect you as a member of the Board as of the Effective Date or during the term of this Letter Agreement fails to nominate you for reelection to the Board or fails to elect you to any Required Committees or effects any removal of you as a member of the Board or a member of a Required Committee (unless removal from such Required Committee is due to a change in law or regulation or is in accordance with widely accepted corporate governance practices) or (B) in the event you are not elected to the Board at any annual or special meeting of the stockholders and the Board does not immediately thereafter elect you to the Board (to the extent legally permitted to do so); (iii) the Company reduces the scope of your duties, responsibilities or authority without your express written consent; (iv) the Company requires you to report to anyone other than the Board or appoints any other person to a position of equal authority or having a direct reporting responsibility to the Board (other than the Company's internal auditors); (v) the Company breaches any other provision of this Letter Agreement (including the Company's representation provided in Section 13(b) to the extent the matter or event requiring related corrective disclosure constitutes a material adverse change in the business, assets, financial condition, results of operations or prospects of the Company); (vi) the resignation by you for any reason within the 12-month period immediately following a Change in Control (as defined below ); or
(vii) the Company elects not to extend the Term of this Letter Agreement pursuant to Section 1; provided, however, that if you voluntarily consent to any reduction described above in lieu of exercising your right to resign for Good Reason and deliver such consent to the Company in writing then such reduction, transfer or change shall not constitute "Good Reason" hereunder, but you shall have the right to resign for Good Reason under this Agreement as a result of any subsequent reduction described above.

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For purposes of this Letter Agreement, "Disability" will mean
"total and permanent disability", as defined in the Company's long-term disability plan for senior executives (or such other Company-provided long-term disability benefit plan sponsored by the Company in which you participate at the time the determination of Disability is made).


          10.  Indemnification.
               ---------------
         (a) The Company shall indemnify and make permitted advances to you, to the fullest extent permitted by Minnesota law, if you are made or threatened to be made a party to a proceeding by reason of your being or having been an officer, director or employee of the Company or any of its subsidiaries or affiliates or your having served on any other enterprise as a director, officer or employee at the request of the Company. In addition, the Company shall maintain insurance, at its expense, to protect you against any such expense, liability or loss to which you would be entitled to indemnification or reimbursement under the foregoing sentence.

         (b) The Company will indemnify you and hold you harmless from and against any and all losses, costs, expenses, liabilities, penalties, claims and other damages incurred or resulting from any claim brought by your current employer, Citigroup Inc., (or affiliate thereof); provided, however, that you promptly notify the Company in writing of the commencement of any action or other assertion of a claim. The Company will assume the defense of any such action or claim with counsel selected by it and reasonably acceptable to you (the fees and expenses of such counsel will be paid by the Company). You will have the right to participate in such defense and to employ counsel reasonably acceptable to the Company at the Company's expense. You agree to cooperate with the Company in the defense of any such action or claim, including providing it with records and information that are reasonably relevant thereto. You agree not to admit any liability with respect to, or settle, compromise or discharge such action or claim without the Company's written consent (which will not be unreasonably withheld).


          11.  Change in Control.
               -----------------
          (a) General. In the event of a Change in Control of the Company (as such term is defined in the Company's Amended and Restated Special Severance Policy as it exists on the date hereof or as it may be amended or replaced by a subsequent policy no less favorable to you (the "Policy")), you will be entitled to the benefits provided under the Policy if your employment terminates under the circumstances provided under the Policy.
     For purposes of the Policy, you will be deemed to be a Tier 1
     Employee.

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          (b)  Tax Indemnity.  If the Company or the Company's
     independent accountants determine that any payments and benefits called for under this Letter Agreement together with any other payments and benefits made available to you by the Company or an affiliate of the Company will result in you being subject to an excise tax under 4999 of the Internal Revenue Code (the "Code") or if such an excise tax is assessed against you as a result of any such payments and other benefits, the Company shall make a Gross Up Payment (as defined below) to or on behalf of you as and when any such determination or assessment is made, provided you take such action (other than waiving your right to any payments or benefits) as the Company reasonably requests under the circumstances to mitigate or challenge such tax. Any determinations under this Section 11 shall be made in accordance with 280G of the Code and any applicable related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law. If the Company reasonably requests that you take action to avoid assessment of, or to mitigate or challenge, any such tax or assessment, including restructuring your right to receive any payments or benefits under this Letter Agreement (other than under this Section 11), you agree to consider such request (but in no event to waive or limit your right to any payments or benefits in a manner that would not be neutral to you from a financial point of view), and in connection with any such consideration, the Company shall provide you with such information and such expert advice and assistance from the Company's independent accountants, lawyers and other advisors as you may reasonably request and shall pay for all expenses incurred in effecting your compliance with such request and any related taxes, fines, penalties, interest and other assessments. The term "Gross Up Payment" for purposes of this Section 11 shall mean a payment to or on behalf of you which shall be sufficient to pay (a) any excise tax described in this Section 11 in full, (b) any interest or penalties assessed by the Internal Revenue Service on you which are related to the payment of such excise tax and (c) any federal, state and local income tax and social security and other employment tax on the payment made to pay such excise tax and any related interest or penalties and on any payments made to avoid assessment of, or mitigate or challenge, the payment of such tax as well as any additional taxes on such payments. Finally, you and the Company acknowledge and agree that a Gross Up Payment is intended to put you in the same after tax position which you would have been in if there was no excise tax under 4999 of the Code on any of your payments or benefits described in this
     Section 11. Therefore you agree to return to the Company the excess of any Gross Up Payment made to you over the payment which would have been sufficient to put you in the same after tax position which you would have been in if there was no excise tax under 4999 of the Code on any of your payments or benefits described in this Section 11, and the Company agrees that any such return on one date shall not alter the Company's obligation to make one, or more than one, additional Gross Up Payment at any later date to the extent necessary to put you in the same after tax position which you would have been in if there was no excise tax under 4999 of the Code on any of your payments or benefits described in this Section 11.

          (c) Continued Effect. This Section 11 shall continue in effect until you agree that all of the Company's obligations to you under this Section 11 have been satisfied in full or a court of competent jurisdiction makes a final determination that the Company has no further obligations to you under this Section 11, whichever comes first.


          12. Covenants. In exchange for the remuneration outlined above, in addition to providing service to the Company as set forth in this Letter Agreement, you agree to the following covenants:

          (a) Confidentiality. For a period of three years following any termination of your employment, you will keep confidential any trade secrets and confidential or proprietary information of the Company which are now known to you or which hereafter may become known to you as a result of your employment or association with the Company and will not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Company during, and at all times after, the termination of your employment. For purposes of this Letter Agreement, "trade secrets and confidential or proprietary information" means information unique to the Company which has a significant business purpose and is not known or generally available from sources outside the Company or typical of industry practice, but shall not include any of the foregoing (i) that becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of you or (ii) that is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that you give prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order or confidential treatment.

          (b) Non-Competition. You further covenant that during the term of your employment and for the two year period (the "Restricted Period") following termination of your employment for Cause or if you terminate your employment without Good Reason, you will not, for yourself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest in (except as provided in the next sentence), be employed by, or own, manage, operate or control any entity which is primarily engaged in the property and casualty insurance business in the United States. Notwithstanding the preceding sentence, you will not be prohibited from owning less than five (5%) percent of any publicly traded corporation, whether or not such corporation is in competition with the Company.

          (c) Non-Solicitation. You further covenant that during the term of your employment and (i) during any Restricted Period (if your employment is terminated by the Company for Cause or by you other than for Good Reason) or (ii) for one year after any termination by the Company other than for Cause or by you for Good Reason, you will not, directly or indirectly, hire, or cause to be hired by an employer with whom you may ultimately become associated, any senior executive of the Company at the time of termination of your employment with the Company (defined for such purposes to include executives that report directly to you or that report directly to such executives that report directly to you). This Section 12(c) shall not apply to any such person with respect to whom you had a pre-existing relationship as of the Effective Date; provided that the Company did not incur an executive search fee in recruiting such person to the Company following the Effective Date.

          13.  Representations.
               ---------------
          (a) By You. By signing this Letter Agreement where indicated below, you represent that, except as previously disclosed to the Company, are not subject to any employment agreement or non-competition agreement, that could subject the Company to any future liability or obligation to any third party as a result of the execution of this Letter Agreement and your appointment to the positions with the Company described above.

          (b) By the Company. The Company represents that it has provided or made available to you its most recent annual report filed on Form 10-K and each of its quarterly reports filed on Form 10-Q for subsequent quarterly periods, together with any other material reports or other filings with the Securities and Exchange Commission (the "SEC") . As of their respective dates, except for any information corrected or superseded by subsequent filings with the SEC prior to the Effective Date, such reports do not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company and the notes thereto included in such reports and other filings have been prepared in accordance with generally accepted accounting principles and present fairly the consolidated financial position of the Company as of the date thereof and the results of their consolidated operations and changes in consolidated financial position for the periods then ended, subject in the case of quarterly statements to normal year-end adjustments.


          14.  Miscellaneous Provisions.
               ------------------------

          (a) This Letter Agreement may not be amended or terminated without the prior written consent of you and the Company.

          (b) This Letter Agreement may be executed in any number of counterparts which together will constitute but one agreement.

          (c) This Letter Agreement will be binding on and inure to the benefit of our respective successors and, in your case, your heirs and other legal representatives. The rights and obligations described in this Letter Agreement may not be assigned by either party without the prior written consent of the other party.

          (d) All disputes arising under or related to this Letter Agreement will be settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association then in effect, such arbitration to be held in Minneapolis, Minnesota, as the sole and exclusive remedy of either party. Any judgment on the award rendered by such arbitration may be entered in any court having jurisdiction over such matters. All costs and expenses of such arbitration, including your reasonable costs and expenses, shall be borne by the Company.

         (e) All notices under this Letter Agreement will be in writing and will be deemed effective when delivered in person, or five (5) days after deposit thereof in the U.S. mails, postage prepaid, for delivery as registered or certified mail, addressed to the respective party at the address set forth below or to such other address as may hereafter be designated by like notice. Unless otherwise notified as set forth above, notice will be sent to each party as follows:

               You, to:

               The address maintained in the Company's records

               Company, to:

               The St. Paul Companies, Inc.
               385 Washington Street
               St. Paul, Minnesota  55102
               Attention: General Counsel
               and Corporate Secretary

In lieu of personal notice or notice by deposit in the U.S. mail, a party may give notice by confirmed telegram, telex or fax, which will be effective upon receipt.

          (f) This Letter Agreement will be governed by and construed and enforced in accordance with the laws of the State of Minnesota, without reference to rules relating to conflict of laws.

          (g) This Letter Agreement supercedes any inconsistent provisions of any plan or arrangement that would otherwise be applicable to you to the extent such provisions would limit any rights granted to you hereunder or expand any restrictions imposed on you hereby.

          This Letter Agreement is intended to be a binding obligation upon both the Company and yourself. If this Letter Agreement correctly reflects your understanding, please sign and return one copy to John MacColl for the Company's records.

                                   THE ST. PAUL COMPANIES, INC.


                                   By: /s/ Glen D. Nelson, M.D.
                                       -----------------------
                                         Name: Glen D. Nelson, M.D.
                                         Title: Chairman, Personnel
                                               and Compensation Committee


The above Letter Agreement correctly reflects our understanding, and I hereby confirm my agreement to the same.


Dated as of October 10, 2001              /s/ Jay S. Fishman
                                          ------------------
                                              Jay S. Fishman

                            Exhibit A

                    FULL AND COMPLETE RELEASE


     I, ______________, in consideration for the payment of the severance described in my Letter Agreement dated October ___,

2001, for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge The St. Paul Companies, Inc. (the "Company"), and its

respective current and former directors, officers and employees from any and all claims, actions and causes of action under those federal, state and local laws prohibiting employment

discrimination based on age, sex, race, color, national origin,

religion, disability, veteran or marital status, sexual

orientation, or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation, the Age Discrimination in Employment Act of

1967, 29 U.S.C.  621 et seq., as amended by the Older Workers

Benefit Protection Act, P.L. 101-433, the Equal Pay Act of 1963,

9 U.S.C. 206, et seq., Title VII of The Civil Rights Act of

1964, as amended, 42 U.S.C.  2000e et seq., the Civil Rights Act of 1866, 42 U.S.C.  1981, the Civil Rights Act of 1991, 42

U.S.C.  1981a, the Americans with Disabilities Act,

42 U.S.C.  12101, et seq., the Rehabilitation Act of 1973,

29 U.S.C.  791 et seq., the Family and Medical Leave Act of

1993, 28 U.S.C.  2601 and 2611 et seq., whether KNOWN OR

UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which I, my heirs, executors, administrators or assigns hereafter can, shall or may have, from the beginning of time through the date on which I sign this Full and Complete Release

(this "Release"), including without limitation those arising out of or related to my employment or separation from employment with the Company (collectively the "Released Claims").

     I warrant and represent that I have made no sale,

assignment, or other transfer, or attempted sale, assignment, or other transfer, of any of the Released Claims.

     I fully understand and agree that:

       1.   this Release is in exchange for severance payments to which

          I would otherwise not be entitled;

       2.   no rights or claims are released or waived that may arise

          after the date this Release is signed by me;

       3.   I am here advised to consult with an attorney before signing this Release;

       4.   I have 21 days from my receipt of this Release within which to consider whether or not to sign it;

       5.   I have 7 days following my signature of this Release to

          revoke the Release; and

       6.   this Release shall not become effective or enforceable until the revocation period of 7 days has expired.

     If I choose to revoke this Release, I must do so by

notifying the Company in writing.  This written notice of

revocation must be mailed by U.S. first class mail or by

U.S. certified mail within the 7 day revocation period and

addressed as follows:

               The St. Paul Companies, Inc.
               Attention:  General Counsel
               385 Washington Street
               St. Paul, Minnesota  55102

     This Release is the complete understanding between me and

the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. I have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.

     In the event that any provision of this Release should be

held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect.

If any provision of this Release is found to be invalid or

unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

     This Release is to be governed and enforced under the laws of the State of Minnesota (except to the extent that Minnesota conflicts of law rules would call for the application of the law of another jurisdiction).

     This Release inures to the benefit of the Company and its

successors and assigns.

     I have carefully read this Release, fully understand each of its terms and conditions, and intend to abide by this Release in every respect.  As such, I knowingly and voluntarily sign this

Release.





                                   Date:
                                        ______________________________